Exhibit 107

Calculation of Fling Fee Tables

Form S-3

(Form Type)

Rexford Industrial Realty, Inc.

Rexford Industrial Realty, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid:	Rexford Industrial Realty, Inc.
	Equity	Rexford Industrial Realty, Inc. Common Stock, $0.01 par value per share (3)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Rexford Industrial Realty, Inc. Preferred Stock, $0.01 par value per share (3)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rexford Industrial Realty, Inc. Depositary Shares	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rexford Industrial Realty, Inc. Warrants (4)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rexford Industrial Realty, Inc. Rights	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rexford Industrial Realty, Inc. Units (5)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rexford Industrial Realty, Inc. Guarantees of Debt Securities (6)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Rexford Industrial Realty, L.P.
	Debt	Rexford Industrial Realty, L.P. Debt Securities (6)	Rule 456(b) Rule 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid:	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts:					N/A		N/A

	Total Fees Previously Paid:							N/A

	Total Fee Offsets:							N/A

	Net Fee Due:							N/A

(1)

An unspecified number of securities or aggregate initial offering price, as applicable, is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.

(2)	In accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the registration fee
(3)	Includes rights to acquire common stock or preferred stock of Rexford Industrial Realty, Inc. under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(4)	The warrants covered by this Registration Statement may be preferred share warrants, common share warrants or depositary share warrants.
(5)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(6)

Rexford Industrial Realty, Inc. may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by Rexford Industrial Realty, L.P. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.